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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109177 on Form S-8 of our report dated March 25, 2005 (September 27, 2005 as to the effects of the restatement discussed in Note 13 and the subsequent event as discussed in Note 15), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13 and the subsequent event described in Note 15 appearing in this Amendment No. 1 to the Annual Report on Form 10-KSB/A of MicroIslet, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP



San Diego, California
September 27, 2005